EXHIBIT 5.2 AND 23.2

March 21, 2013

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Ladies and Gentlemen:

I am the General Counsel of Westar Energy, Inc., a Kansas corporation (the “Company”), and have acted for the Company in connection with (i) the proposed offering and sale of up to $500,000,000 aggregate amount of the Company’s common stock (the “Shares”) pursuant to the Sales Agency Financing Agreement, dated March 21, 2013 (the “Agreement”), between the Company, BNY Mellon Capital Markets, LLC (“BNYMCM”) and The Bank of New York Mellon (the “Forward Purchaser”) and the Master Confirmation for Forward Stock Sale Transactions, dated March 21, 2013, between the Company and the Forward Purchaser (the “Forward Agreement” and together with the Agreement, the “Transaction Documents”) and (ii) the filing by the Company of the Prospectus Supplement relating to the proposed offering and sale of the Shares, dated March 21, 2013 (the “Prospectus Supplement”), with the SEC pursuant to Rule 424(b) promulgated under the Act.

I have (or an attorney in the Office of the Law Department of the Company reporting to me has) examined the originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and of officers of the Company, and agreements, instruments and other documents, as I have deemed necessary or advisable for the purpose of rendering this opinion.

I have assumed the following: (i) the genuineness of all signatures (other than the signatures of the officers of the Company) on all documents examined by me; (ii) the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) any documents dated prior to the date hereof remain true as of the date hereof; (iv) each certificate of a public official is accurate, complete and authentic and all official public records are accurate and complete; and (v) the legal capacity of all natural persons.

I have also assumed for purposes of my opinion that each Transaction Document has been duly authorized, executed and delivered by all parties thereto other than the Company, and constitutes a legal, valid and binding obligation of each party thereto other than the Company, and that all such other parties have the requisite organizational and legal power to perform their obligations thereunder.

On the basis of the foregoing, I am of the opinion that that (a) the Issuance Shares (as such term is defined in the Agreement), if any, have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Agreement, such Issuance Shares will be validly issued, fully paid and non-assessable and (b) the Forward Hedge Shares (as such term is defined in the Forward Agreement), if any, have been duly authorized by the Company and, when borrowed and sold by the Forward Hedge Shares and delivered by the Forward Seller against receipt of the purchase price therefor, in the manner contemplated by the Agreement, such Forward Hedge Shares will be validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Kansas and the foregoing opinion is limited to the laws of the State of Kansas (except state securities or blue sky laws) and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Company’s registration statement on Form S-3 (Registration No. 333-187398) and to the reference to me under the caption “Legal matters” in the Prospectus Supplement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Larry D. Irick
Larry D. Irick
Vice President, General Counsel and Corporate Secretary Westar Energy, Inc.